Exhibit 99.1

Pacific Premier Bancorp, Inc. Announces Solid Third Quarter Operating Results

Costa Mesa, Calif., October 23, 2008 -- Pacific Premier Bancorp, Inc.  (NASDAQ: PPBI) (the “Company”), the holding company of Pacific Premier Bank (the “Bank”), recorded third quarter net income of $1.0 million, or $0.16 per diluted share, compared to net income of $851,000, or $0.13 per diluted share, for the third quarter of 2007.  The net income for the nine months ended September 30, 2008 was $602,000, or $0.10 per diluted share, compared to net income of $3.0 million, or $0.45 per diluted share, in the comparable prior period.  The net income for the nine months ended September 30, 2008 includes the previously announced one-time non-cash charge of $3.6 million (pre-tax), or $0.34 per diluted share (after-tax), associated with the termination of a mutual fund investment held by the Bank.  All diluted earnings per share amounts have been adjusted to reflect warrants, restricted stock and stock options outstanding.

Steven R. Gardner, President and Chief Executive Officer, stated, “On a linked or sequential quarter comparison our banking operations continued to demonstrate solid performance during the third quarter of 2008. We have been able to expand our quarterly average net interest margin from 3.01% to 3.20%, decrease our non-performing loans from $5.3 million to $4.5 million, increase our allowance for loan losses from $5.3 million to $5.9 million, and grow our owner occupied commercial real estate (“CRE”) loan portfolio by $49.1 million, which in turn is leading to increased levels of business banking relationships. Growth in owner occupied CRE loans has come, in part, through our ability to buy high quality, performing loans in our immediate market from institutions that have needed to shrink their balance sheets. We expect to continue to take advantage of these opportunities going forward.”

Mr. Gardner continued, “Our loan portfolio is well positioned and diversified as we do not have any direct exposure to the deteriorating housing market.  This fact is directly attributable to the Board’s and management’s determination not to engage in residential construction or subprime lending.  As a result, the Bank’s loan portfolio is not presently experiencing any significant delinquency or collectability issues.  However, given the current economic conditions, we continue to focus on identifying and addressing credit related matters and maintaining an adequate reserve to absorb any inherent losses.”

Mr. Gardner concluded, “In these turbulent times, customers seek out strong, stable banks as their business banking partner: Pacific Premier Bank is that Bank.  Our management has always operated the Bank in a safe and sound manner as we do not engage in reckless lending practices.  Our business bankers consistently deliver extraordinary results, and they have the knowledge and experience to provide local businesses with timely financing decisions as well as effective cash management solutions.  We will continue to manage the Bank in a conservative manner for the long term benefit of our investors, customers, employees, and our communities.”

For the three and nine months ended September 30, 2008, net interest income was $5.5 million and $15.7 million, respectively, compared to $4.7 million and $13.7 million, respectively, for the same periods a year earlier. The increase is predominately attributable to a $2.1 million, or 25.6%, and a $3.9 million, or 16.9%, decrease in interest expense for the three and nine months ended September 30, 2008, respectively, compared to the same periods in 2007.  The reduction in interest expense for the 2008 periods was primarily due to decreases in deposit expense and borrowing costs associated with the Bank’s Federal Home Loan Bank (“FHLB”) and other borrowings of 89 basis points and 93 basis points, respectively, over the prior year periods.  Partially offsetting the decrease in interest expense was a decrease in interest income for the three and nine months ended September 30, 2008 of $1.2 million and $2.0 million, respectively.  The decrease in interest income was primarily attributable to the repricing of our adjustable rate loans downward. Our weighted average loan yield for the quarter ended September 30, 2008 was 6.87%, a decrease of 53 basis points from 7.40% for the same period a year earlier.

The net interest margin for the three and nine months ended September 30, 2008 was 3.20% and 2.97%, respectively, compared to 2.64% and 2.65%, respectively, for the same periods a year ago.  The increases were primarily attributable to decreases in the average cost of liabilities of 114 basis points and 95 basis points for the three and nine months ended September 30, 2008, respectively, which was partially offset by a decrease in the average loan yield of 53 basis points and 47 basis points, respectively.  The decreases in average loan yields and average cost of liabilities are primarily attributable to the Federal Reserve interest rate cuts and their affects on the repricing of the Bank’s adjustable loan portfolio, maturing deposits, and short-term borrowings.  As of September 30, 2008, the Bank had $57.0 million in short-term FHLB advances, $68.5 million of certificate of deposits, and $55.3 million of loans that reprice in the next quarter.

The Bank’s provision for loan losses was $664,000 and $1.7 million, respectively, for the three and nine months ended September 30, 2008, compared to $403,000 and $917,000, respectively, for the same periods in 2007.  Net charge-offs in the three and nine months ended September 30, 2008 were $64,000 and $422,000, respectively, compared to $46,000 and $13,000, respectively, for the same periods ended September 30,  2007. The increase in the provision for the three and nine months ended September 30, 2008 is primarily due to increases in the Bank’s loan loss reserve factors and attributable to management’s expectation that, with the weakening economy and the constraints on the financial markets, our borrowers and their businesses and/or the collateral securing our loans could be adversely impacted.

Noninterest income for the three and nine months ended September 30, 2008 was income of $647,000 and a loss of $1.4 million, respectively, compared to income of $1.5 million and $5.1 million, respectively, for the same periods ended September 30, 2007.  The decrease in the noninterest income for the three and nine months ended September 30, 2008 is primarily due to a decrease in loan sales compared to the same periods in 2007.  For the three and nine months ended September 30, 2008, loan sales generated zero and $92,000, respectively, as compared to $970,000 and $3.0 million for the comparable periods ending on September 30, 2007.  Additionally, for the nine month period ended September 30, 2008, the Bank sold a mutual fund investment for a loss of $3.6 million (pre-tax), which was previously disclosed on June 20, 2008.

Noninterest expenses were $4.0 million and $11.9 million for the three and nine months ended September 30, 2008, respectively, compared to $4.4 million and $13.1 million, respectively, for the same periods ended September 30, 2007.  The decrease in noninterest expense for the three months ended September 30, 2008 was the result of a decrease in compensation and benefits expense of $493,000. The decrease in noninterest expense for the nine months ended September 30, 2008 was the result of decreases in compensation and benefits and legal and audit expense of $1.2 million and $237,000, respectively. Partially offsetting these decreases was an increase in other expense for the three and nine months ending September 30, 2008 of $55,000 and $263,000, respectively, compared to the same periods in the prior year.  The decrease in compensation and benefits for the quarter is attributable to management’s staff reductions, which occurred during the fourth quarter of 2007 and in the first quarter of 2008.  The reductions in staff were in connection with the Bank’s overall lower loan production levels in 2008 as compared to 2007. The number of full-time equivalent employees with the Bank at September 30, 2008 was 90 compared to 114 at September 30, 2007. The decrease in legal and audit expense is primarily due to a lawsuit that was settled in June 2007 that cost the Bank a total of $250,000 in legal and settlement fees during the first nine months of 2007 with no such expense in 2008.

The Company had a tax provision for the three and nine months ended September 30, 2008 of $581,000 and $45,000, respectively.  For the same periods in 2007, the Company had a tax provision of $574,000 and $1.8 million, respectively. The decrease in the tax provision for the nine month ended September 30, 2008 was primarily due to a reduction in income before taxes of $4.1 million.

Total assets of the Company were $758.6 million as of September 30, 2008, compared to $763.4 million as of December 31, 2007.  The $4.8 million decrease in total assets is primarily due to a decrease in federal funds sold of $23.4 million, partially offset by increases in net loans and investment securities available for sale of $17.3 million and $3.8 million, respectively.

Investment securities available for sale increased $3.9 million, or 6.8%, to $60.1 million as of September 30, 2008, from $56.2 million as of December 31, 2007. The investment securities consist of $152,000 in US Treasuries, $38.8 million in government sponsor entities (“GSE”) mortgage back securities, and $21.3 million of private label mortgage back securities. Twelve of the private label securities totaling $337,000 are rated below investment grade, which is a rating of “BB” or less. In addition, $32.5 million of the GSE securities have been pledged as collateral for the Bank’s $28.5 million of reverse repurchase agreements.

Net loans, including loans held for sale, increased $17.3 million, or 2.8%, to $640.1 million as of September 30, 2008, compared to December 31, 2007.  The increase is primarily due to loan originations and loan purchases of $88.4 million and $67.6 million, respectively. Partially offsetting the loan originations and loan purchases were loan payoffs and a loan sale consisting primarily of multi-family loans of $106.0 million and $6.2 million, respectively.

The Bank’s allowance for loan losses increased $1.3 million, or 27.6%, to $5.9 million as of September 30, 2008, from $4.6 million as of December 31, 2007.   The increase in the allowance for loan losses was primarily due to increases in the Bank’s loss factors for loans due to the worsening economy.  Net nonaccrual loans and other real estate owned were $4.5 million and $26,000, respectively, at September 30, 2008, compared to $4.2 million and $711,000, respectively, as of December 31, 2007.  The allowance for loan losses as a percent of nonaccrual loans increased to 129% as of September 30, 2008 from 110% at December 31, 2007.  The ratio of nonperforming assets to total assets at September 30, 2008 was 0.60%, compared to 0.64% at December 31, 2007.

Total deposits were $422.0 million as of September 30, 2008, compared to $386.7 million at December 31, 2007, an annualized increase of 12.1%.   The increase in deposits was comprised of an increase of $45.5 million in retail certificate of deposits, which were partially offset by decreases in transaction accounts and broker certificates of deposits of $1.2 million and $9.2 million, respectively. The cost of deposits as of September 30, 2008 was 3.29%, compared to 4.30% at December 31, 2007.

At September 30, 2008, total borrowings of the Company amounted to $271.8 million, a $36.5 million, or 11.8%, decrease from December 31, 2007, which were comprised of $195.0 million of FHLB term borrowings, $38.0 million in FHLB overnight advances, $28.5 million of reverse repurchase agreements, and $10.3 million of subordinated debentures, which were used to fund the issuance of trust preferred securities.  The total cost of the Company’s borrowings and deposits at September 30, 2008 was 3.54%, compared to 4.52% at December 31, 2007.

Total equity was $58.0 million as of September 30, 2008, compared to $60.7 million at December 31, 2007, a decrease of $2.7 million.   The decrease in equity is primarily due to the repurchase and retirement of 259,704 shares of common stock at a cost $2.1 million, or at an average cost of $7.96 per share, and the decrease in accumulated adjustment to stockholder equity of $1.5 million due to the temporary decrease in value of the Bank’s investment portfolio.

The Bank’s tier 1 leverage capital and total risk-based capital ratios at September 30, 2008 were 8.96% and 11.34%, respectively.  The well capitalized ratios for banks are 5.00% and 10.00% for tier 1 leverage capital and total risk-based capital, respectively.

The Company owns all of the capital stock of the Bank.  The Company provides business and consumer banking products to its customers through our six full-service depository branches in Southern California located in the cities of San Bernardino, Seal Beach, Huntington Beach, Los Alamitos, Costa Mesa and Newport Beach.  At September 30, 2008, the Bank had total assets of $753.7 million, net loans of $640.1 million, total deposits of $422.3 million, and total stockholders’ equity of $63.0 million.

FORWARD-LOOKING COMMENTS

The statements contained herein that are not historical facts are forward-looking statements based on management's current expectations and beliefs concerning future developments and their potential effects on the Company.  There can be no assurance that future developments affecting the Company will be the same as those anticipated by management.  Actual results may differ from those projected in the forward-looking statements.  These forward-looking statements involve risks and uncertainties.  These include, but are not limited to, the following risks:  changes in the performance of the financial markets; changes in the demand for and market acceptance of the Company's products and services; changes in general economic conditions including interest rates, presence of competitors with greater financial resources, and the impact of competitive projects and pricing; the effect of the Company's policies; the continued availability of adequate funding sources; and  various legal, regulatory and litigation risks.

Contact:

Pacific Premier Bancorp, Inc.

Steven R.  Gardner
President/CEO
714.431.4000

John Shindler
Executive Vice President/CFO
714.431.4000

PACIFIC PREMIER BANCORP AND SUBSIDIARY
CONSOLIDATED BALANCE SHEET
(In thousands)

	September 30,	December 31,
	2008	2007
ASSETS	(Unaudited)	(Audited)
Cash and due from banks	$7,187	$8,307
Federal funds sold	2,325	25,714
Cash and cash equivalents	9,512	34,021
Investment securities available for sale	60,084	56,238
Federal Reserve and Federal Home Loan Bank stock, at cost	14,203	16,804
Loans held for sale	682	749
Loans held for investment, net of allowance for loan losses of $5,867 in 2008 and $4,598 in 2007, respectively	639,461	622,114
Accrued interest receivable	3,813	3,995
Other real estate owned	26	711
Premises and equipment	9,298	9,470
Income taxes receivable	-	524
Deferred income taxes	9,320	6,754
Bank owned life insurance	11,263	10,869
Other assets	935	1,171
Total assets	$758,597	$763,420
LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES:
Deposit accounts
Transaction accounts	$88,150	$89,311
Retail certificates of deposit	303,047	257,515
Wholesale/brokered certificates of deposit	30,757	39,909
Total deposits	421,954	386,735
Other borrowings	261,500	297,965
Subordinated debentures	10,310	10,310
Accrued expenses and other liabilities	6,817	7,660
Total liabilities	700,581	702,670
STOCKHOLDERS’ EQUITY:
Common stock, $.01 par value	49	53
Additional paid-in capital	64,548	66,417
Accumulated deficit	(4,409)	(5,012)
Accumulated other comprehensive loss, net of tax	(2,172)	(708)
Total stockholders’ equity	58,016	60,750
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$758,597	$763,420

PACIFIC PREMIER BANCORP AND SUBSIDIARY
CONSOLIDATED INCOME STATEMENT
UNAUDITED (In thousands, except per share data)

	Three Months Ended		Nine Months Ended

	September 30,	September 30,	September 30,	September 30,
INTEREST INCOME:	2008	2007	2008	2007
Loans	$10,444	$11,758	$31,633	$33,890
Other interest-earning assets	1,126	1,050	3,413	3,125
Total interest income	11,570	12,808	35,046	37,015
INTEREST EXPENSE:
Interest on transaction accounts	352	452	1,168	1,338
Interest on retail certificates of deposit	2,722	3,225	8,829	8,906
Interest on wholesale/brokered certificates of deposit	286	478	847	1,114
Total deposit interest expense	3,360	4,155	10,844	11,358
Other borrowings	2,517	3,730	8,046	11,324
Subordinated debentures	143	208	463	617
Total interest expense	6,020	8,093	19,353	23,299
NET INTEREST INCOME	5,550	4,715	15,693	13,716
PROVISION FOR LOAN LOSSES	664	403	1,683	917
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	4,886	4,312	14,010	12,799
NONINTEREST INCOME:
Loan servicing fee income	231	167	833	856
Bank and other fee income	155	155	424	463
Net gain from loan sales	-	970	92	3,034
Net gain (loss) from investment securities	45	-	(3,586)	-
Other income	216	227	810	766
Total noninterest income (loss)	647	1,519	(1,427)	5,119
NONINTEREST EXPENSE:
Compensation and benefits	2,223	2,716	6,862	8,029
Premises and occupancy	632	601	1,832	1,809
Data processing	114	137	405	384
Net loss on foreclosed real estate	54	35	73	59
Legal and audit expense	144	147	465	702
Marketing expense	221	220	494	566
Office and postage expense	53	95	247	299
Other expense	510	455	1,558	1,295
Total noninterest expense	3,951	4,406	11,936	13,143
NET (LOSS)/INCOME BEFORE TAXES	1,582	1,425	647	4,775
(BENEFIT)/PROVISION FOR INCOME TAXES	581	574	45	1,818
NET (LOSS)/ INCOME	$1,001	$851	$602	$2,957

Basic Average Shares Outstanding	4,903,784	5,163,488	4,963,385	5,197,737
Basic (Loss)/Earnings per Share	$0.20	$0.16	$0.12	$0.57

Diluted Average Shares Outstanding	6,143,646	6,491,760	6,248,787	6,554,247
Diluted (Loss)/Earnings per Share	$0.16	$0.13	$0.10	$0.45

PACIFIC PREMIER BANCORP AND SUBSIDIARY
Statistical Information
UNAUDITED (In thousands)
	As of	As of	As of
	September 30, 2008	December 31, 2007	September 30, 2007
Asset Quality:
Non-accrual loans	$4,537	$4,193	$4,624
Other Real Estate Owned	$26	$711	$20
Nonperforming assets	$4,563	$4,904	$4,644
Net charge-offs for the period ended	$64	$583	$46
Net charge-offs for the year ended	$422	$596	$13
Allowance for loan losses	$5,867	$4,598	$4,447
Net charge-offs for quarter to average loans, annualized	0.04%	0.37%	0.03%
Net non-accrual loans to total loans	0.70%	0.67%	0.73%
Net non-accrual loans to total assets	0.60%	0.55%	0.59%
Net non-performing assets to total assets	0.60%	0.64%	0.60%
Allowance for loan losses to total loans	0.91%	0.73%	0.71%
Allowance for loan losses to non-accrual loans	129.31%	109.66%	96.17%

Average Balance Sheet: for the Quarter ended
Total assets	$725,734	$746,424	$752,908
Loans	$608,169	$631,229	$635,288
Deposits	$411,414	$389,339	$374,886
Borrowings	$239,367	$277,653	$292,824
Subordinated debentures	$10,310	$10,310	$10,310

Share Data:
Basic book value	$11.83	$11.77	$11.60
Diluted book value	$9.58	$9.69	$9.56
Closing stock price	$5.10	$6.91	$10.57

Pacific Premier Bank Capital:
Tier 1 leverage capital	$64,793	$65,275	$64,467
Tier 1 leverage capital ratio	8.96%	8.81%	8.63%
Total risk-based capital ratio	11.34%	11.44%	11.35%

Loan Portfolio
Real estate loans:
Multi-family	$301,247	$341,263	$338,337
Commercial	169,317	147,523	164,860
Construction - Multi-family	2,661	2,048	1,686
One-to-four family	10,071	13,080	13,301
Business loans:
Commercial Owner Occupied	112,280	57,614	53,866
Commercial and Industrial	38,169	50,993	41,509
SBA loans	5,135	14,264	16,006
Other loans	6,564	64	215
Total gross loans	$645,445	$626,849	$629,780

	Nine Months Ended	12 Months Ended	Nine Months Ended
	September 30, 2008	December 31, 2007	September 30, 2007
Profitability and Productivity:
Return on average assets	0.11%	0.50%	0.54%
Return on average equity	1.35%	6.03%	6.61%
Net interest margin	2.97%	2.63%	2.64%
Non-interest expense to total assets	2.10%	2.26%	2.25%
Efficiency ratio	83.16%	69.87%	69.47%